Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MOCON, Inc.:

We consent to the incorporation by reference in this Registration Statements (Nos. 333-206212, 333-206211, 333-175004 and 333-134413) on Form S-8 of MOCON, Inc. and subsidiaries (MOCON) of our report dated March 12, 2015, with respect to the consolidated balance sheet of MOCON as of December 31, 2014, and the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, cash flows and financial statement schedule II for the years ended December 31, 2014 and 2013, which report appears in the December 31, 2015 annual report on Form 10-K of MOCON.

/s/ KPMG LLP

Minneapolis, Minnesota

March 4, 2016